Exhibit 99.1

FOR IMMEDIATE RELEASE

Leap Contacts:

Greg Lund, Media Relations

858-882-9105

glund@leapwireless.com

Amy Wakeham, Investor Relations

858-882-9876

awakeham@leapwireless.com

Leap Announces Closing of $1,425M Incremental Term Loan Facility and

Redemption of 7.75% Senior Secured Notes due 2016

SAN DIEGO — April 15, 2013 — Leap Wireless International, Inc. (NASDAQ:LEAP) today announced the closing of the previously announced $1,425 million incremental term loan facility for its wholly owned subsidiary, Cricket Communications, Inc. (“Cricket”).

The incremental term loan facility was fully drawn at closing and matures in March 2020. Outstanding borrowings under the incremental term loan facility bear interest at the London Interbank Offered Rate (“LIBOR”) plus 3.50% (subject to a LIBOR floor of 1.25%) or at the bank base rate plus 2.50% (subject to a base rate floor of 2.25%), as selected by Cricket. Borrowings under the incremental term loan facility must be repaid in 26 quarterly installments of approximately $3.6 million each, commencing on September 30, 2013, followed by repayment of the balance at maturity. The incremental term loan facility is guaranteed by Leap and certain existing and future subsidiaries of Leap, including all subsidiaries that guarantee Cricket’s senior notes, and is secured by substantially all of the personal property of Leap, Cricket and the subsidiary guarantors.

In satisfaction of a condition to borrowing under the incremental term loan facility, Cricket issued a notice of redemption to redeem all of its 7.75% Senior Secured Notes due 2016 (the “Secured Notes”) pursuant to their optional redemption provisions at a price of 103.875% of the principal amount of outstanding Secured Notes, plus accrued interest. Cricket used approximately $1,185 million of the net proceeds from the incremental term loans to fund the redemption payment (including accrued interest) and to satisfy and discharge the indenture governing the Secured Notes.

We intend to use the remaining net proceeds from the incremental term loans to purchase any and all of Leap’s 4.50% Convertible Senior Notes due 2014 (the “Convertible Notes”) that are validly tendered (and not validly withdrawn) in the tender offer announced on March 26, 2013, including payment of related premiums, accrued interest, fees and expenses. In the event that the net proceeds from the incremental term loans exceed the amount required to purchase Convertible Notes in the tender offer and pay related fees and expenses, which could occur if the tender offer is not consummated for any reason or if the number of Convertible Notes validly tendered (and not validly withdrawn) in the tender offer is sufficiently less than 100% of the outstanding Convertible Notes, we intend to use that excess for general corporate purposes.

Leap Announces Closing of $1,425M Incremental Term Loan Facility and
Redemption of 7.75% Senior Secured Notes due 2016	Page 2 of 3

Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities, LLC and Citigroup Global Markets Inc. acted as the joint lead arrangers and joint book runners for the incremental term loan facility, and Bank of America, N.A. acted as syndication agent. Lazard Frères & Co. LLC acted as a financial advisor to Leap in connection with the incremental term loan facility.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell any of the Convertible Notes. The tender offer is being made solely pursuant to the tender offer documents, including the Offer to Purchase, that Leap has distributed to holders of the Convertible Notes. Holders of Convertible Notes may obtain copies of the tender offer documents from D.F. King & Co., Inc., the information agent and tender agent for the tender offer, at (212) 269-5550 or toll free at (800) 659-5550. The tender offer documents are also available online without charge on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov.

About Leap

Leap provides innovative, high-value wireless services to a young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket service. Cricket products and services are available nationwide through company-owned stores, dealers, national retailers and at MyCricket.com. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol “LEAP.” For more information, please visit www.leapwireless.com.

Forward-Looking Statements

This press release contains “forward-looking statements,” including statements regarding the purchase of Convertible Notes in the tender offer, and are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “will,” “may” and similar expressions. Such statements reflect management’s current expectations and judgment as of the date of this press release. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things, the completion of the tender offer and other factors detailed in the section entitled “Risk Factors” included in our periodic reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 25, 2013.

Leap Announces Closing of $1,425M Incremental Term Loan Facility and
Redemption of 7.75% Senior Secured Notes due 2016	Page 3 of 3

All forward-looking statements included in this press release should be considered in the context of these risks. These forward-looking statements speak only as of the date of this press release and Leap undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on the forward-looking statements.

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